Strategic Acquisition Announced... DBA Group to Broaden Zanett's Oracle Footprint into Southeast... Adds National Professional Services (dba) Practice;

Tuesday, March 6th 2007
NEW YORK--(BUSINESS WIRE) -- March 6, 2007-Zanett, Inc. (NASDAQ : ZANE) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, today announced the acquisition of DBA Group, LLC, an Atlanta-based Oracle technology consulting firm with approximately $500,000 in annualized profits on $2 million in revenues, adding a staff of Oracle consulting, technology, and support professionals.

$50 MILLION ZANETT REVENUE RUN-RATE EXPECTED POST ACQUISITION
The transaction is expected to increase Zanett's annualized revenues to over $50 million with more than 210 consulting, technology, sales and support professionals in 8 offices in the United States and client relationships with more than 210 Fortune 500 and mid-sized companies, as well as an undisclosed number of highly classified customers in the Department of Defense. The acquisition is expected to be immediately accretive to Zanett's earnings per share in 2007.
ZANETT EXPANDS FOOTPRINT NATIONALLY
"The acquisition of DBA Group is meaningful to both Zanett and to DBA Group
on several fronts," said Claudio Guazzoni, Zanett's CEO.   "This transaction
increases the breadth and depth of Oracle-based solutions Zanett brings to our clients, and will expand DBA Group's footprint further into the Southeast, some of America's fastest growing states."

"I am very excited by what this acquisition brings to us at Zanett. We believe we are very well positioned now in our Commercial as well as in our Government Divisions. Now Zanett will carry this energy deep into 2007, with what I believe to be solid momentum, a positive potential for organic growth, and equipped with what I deem to be Zanett's strongest M&A pipeline to date" concluded Mr. Guazzoni.


JOINING THE ZANETT SUCCESS STORY
"We are thrilled to join Zanett and their vision of delivering world class services to our clients while remaining focused on Oracle technology. Joining Zanett will give us the opportunity to diversify our business into other markets and continue to grow our practice locally. It is a relationship we have been looking forward to establishing," commented David Rincon, President of DBA Group.

ABOUT ZANETT (www.zanett.com)
Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.
The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.
Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employees over 210 people nationwide and is headquartered in New York City, with offices in Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, Philippines, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarters ended September 31, 2006, June 30, 2006, and March 31, 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Source: Zanett, Inc.